RESULTS OF SHAREHOLDER MEETING
                          PHOENIX OPPORTUNITIES TRUST
                               October 31, 2006
                                 (Unaudited)

At a special meeting of shareholders of Phoenix Opportunities Trust (the "Trust") held on October 31, 2006, shareholders voted on the following proposals:

Number of Eligible Units Voted:
                       	             For          Against

To elect eleven Trustees to
serve on the Board of
Trustees until the next
meeting of shareholders at
which Trustees are elected.

E. Virgil Conway                    121,064,647   625,812
Harry Dalzell-Payne                 121,064,647   625,812
Daniel T. Geraci                    121,051,683   638,777
Francis E. Jeffries                 121,064,647   625,812
Leroy Keith, Jr.                    121,064,647   625,812
Marilyn E. LaMarche                 121,063,658   626,802
Philip R. McLoughlin.               121,064,647   625,812
Geraldine M. McNamara               121,063,658   626,802
James M. Oates                      121,064,647   625,812
Richard E. Segerson                 121,064,647   625,812
Ferdinand L. J. Verdonck            121,064,647   625,812


                                    For       Against      Abstain

To ratify the appointment of
PricewaterhouseCoopers LLP as
the independent registered
public accounting firm for
the Trusts.		              120,692,791   177,364      820,305

[PAGE BREAK]

















                           RESULTS OF SHAREHOLDER MEETING
                             PHOENIX OPPORTUNITIES TRUST
                                  November 21, 2006
                                     (Unaudited)

At a special meeting of shareholders of Phoenix Multi-Sector Short Term Bond Fund (each a "Fund"), a series of Phoenix Opportunities Trust (the "Trust") held on November 21, 2006, shareholders voted on the following proposals:

Number of Eligible Units Voted:

The information will be in the following order:

For
Against
Abstain
Broker Non-Votes

To approve a proposal to permit Phoenix Investment Counsel, Inc. to hire and replace subadvisers or to modify subadvisory agreements without shareholder approval

96,624,869
6,459,990
4,160,324
51,785,755

To approve the amendment of fundamental restrictions of the Fund with respect to loans
96,776,666
5,839,796
4,628,722
51,785,755

To approve a proposal to reclassify the investmentobjective of the Investment Objective Funds from fundamental to non-fundamental
95,672,405
6,716,041
4,856,737
51,785,755

Shareholders of Phoenix Multi-Sector Short Term Bond Fund did not approve these proposals.